EXHIBIT 10.1(k)
NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[***]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.
ASSET PURCHASE AGREEMENT
DATED AS OF DECEMBER 29, 2005
AMONG
MARINEMAX OF MISSOURI, INC.;
PORT ARROWHEAD MARINA, INC.;
LAKE PORT MARINA, INC.;
PORT ARROWHEAD, INC;
AND
LAKEWOOD RESORT CORPORATION

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

11.7.	Section Headings	41
11.8.	Gender	41
11.9.	Survival of Representations and Warranties	41
11.10.	Counterparts; Facsimile	41
11.11.	Subsidiaries	41
11.12.	Costs	41
11.13.	Third-Party Beneficiary	41
11.14.	Assignability	41

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ASSET PURCHASE AGREEMENT
     AGREEMENT dated as of December 29, 2005, among MARINEMAX OF MISSOURI, INC., a Delaware corporation (“Buyer”); PORT ARROWHEAD MARINA, INC., a Missouri corporation (“PAM”); LAKE PORT MARINA, INC., a Missouri corporation (“LMI”); PORT ARROWHEAD, INC., an Oklahoma corporation (“PAI”); LAKEWOOD RESORT CORPORATION, a Missouri corporation (“LRC”); and, solely for the specific purposes set forth herein, MARINEMAX, INC., a Delaware corporation (“MarineMax” or “Buyer’s Parent”) and VAN ENTERPRISES, INC. a Missouri corporation (“Sellers’ Parent”). PAM, LMI, and PAI are individually called a “Seller” and collectively called “Sellers.”
     Sellers sell, rent, lease, broker, provide storage for, and service various boating products (the “Watercraft Business”). Buyer’s Parent owns all of the capital of Buyer; Sellers’ Parent owns all of the capital stock of PAM; and PAM owns all of the capital stock of LMI and PAI.
     Buyer and Sellers desire that Buyer acquire substantially all of the operating assets, properties, rights, and goodwill of each Seller relating to the Watercraft Business and assume various designated liabilities of each Seller relating to the Watercraft Business, all upon the terms and conditions set forth in this Agreement.
     Buyer’s Parent and Sellers’ Parent, each of which will derive substantial benefit from this Agreement, have agreed to be parties to this Agreement for the particular purposes as specified herein.
     Cecil Van Tuyl, Larry Van Tuyl, and Larry Shields (collectively, the “Key Persons”) are signing this Agreement solely for proposes of Article IX.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:
SECTION I.
TRANSFER OF ASSETS
     1.1. Purchase and Sale of Assets. Based upon and subject to the representations, warranties, covenants, agreements, and other terms and conditions set forth in this Agreement, each Seller shall sell, convey, transfer, assign, and deliver at the Closing (as defined in Section 7.1), and Buyer shall purchase, acquire, and accept, or cause one or more Designated Subsidiaries (as defined in Section 2.4 below) to purchase, acquire, and accept, as provided in Section 2.4, all or a portion of the assets, properties, rights, and goodwill of each Seller of every kind and description to be transferred hereunder, wherever located, used in or associated with the business of such Seller, except for the “Excluded Assets” listed in Section 1.3.
     1.2. Purchased Assets. The assets, properties, rights, and goodwill to be conveyed, transferred, assigned, and delivered by Sellers at the Closing pursuant to Section 1.1 are sometimes herein called the “Purchased Assets” and shall include, without limitation, all of the assets and properties related to the Watercraft Business shown on or reflected in the Balance

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Sheets of Sellers as of September 30, 2005 (collectively the “Base Balance Sheet”) and all assets and properties related to the Watercraft Business acquired by any Seller after the date of the Base Balance Sheet and to the Closing Date (as defined in Section 7.1), except for the Excluded Assets and assets and properties disposed of subsequent to the date of the Base Balance Sheet in the ordinary course of business. Without limiting the foregoing, the Purchased Assets shall include the following:
          (a) Inventory. All of each Seller’s inventory, including, without limitation, boats, motors, trailers, parts, accessories, and work-in-process inventory (the “Inventory”), including, without limitation, the Inventory set forth on Schedule 1.2(a) hereto.
          (b) Vehicles, Furniture, Fixtures, and Equipment. All of each Seller’s motor vehicles, furniture, fixtures, machinery, equipment, and tools relating to the sales, service, and storage of marina products (the “Equipment”), including, without limitation, the Equipment set forth on Schedule 1.2(b) hereto.
          (c) Claims and Rights to the Purchased Assets. All of each Seller’s claims and rights (and benefits arising therefrom) related to the Purchased Assets against all persons and entities, including, without limitation, all rights against suppliers under warranties covering any of the Equipment or Inventory, other than claims and rights to any tax refunds and insurance refunds from any Excluded Assets and except for [***] prior to the Closing that are not Assumed Liabilities, such as a [***] prior to the Closing.
          (d) Business Contracts. All of each Seller’s sales orders and sales contracts, quotations, bids, sales, dealer agreements, storage agreements, brokerage agreements, service agreements, service orders, license agreements, supply agreements, franchise agreements, sales representative agreements, consulting agreements, technical service agreements, and boat show agreements, in each case to the extent transferable (the “Business Contracts”), including, without limitation, each Business Contract set forth on Schedule 1.2(d) hereto. Attached to Schedule 1.2(d) is a complete, accurate, and executed copy of each Business Contract that any Seller reasonably believes will be in effect on the Closing Date and including any other Business Contracts transferable by any Seller.
          (e) Intellectual Property. All of each Seller’s intellectual property rights that are owned by or licensed to any Seller, including, without limitation, all patents and applications therefor, know-how, unpatented inventions, trade secrets, formulas, business and marketing plans, ideas for products, production, or services developed by or on behalf of any Seller, copyrights and applications therefor, trademarks and applications therefor, service marks and applications therefor, trade names and applications therefor, and all names, fictitious names, logos, and slogans used by any Seller (the “Intellectual Property”), including, without limitation, the Intellectual Property set forth on Schedule 1.2(e) hereto and any other Intellectual Property transferable by any Seller. Attached to Schedule 1.2(e) are copies of all such business and marketing plans, license agreements, product formulas, copyrighted materials, trademarks, trade names, and patents and all applications therefor used in the conduct of or relating to the business conducted by Seller and its subsidiaries.

          (f) Customer and Supplier Lists. All of each Seller’s current and historical customer and supplier lists and customer and supplier records. Schedule 1.2(f) hereto sets forth a list of all previous (within the last two years from the date hereof) and existing customers purchasing boats and suppliers of each Seller and their last known business addresses.
          (g) Licenses, Permits, and Approvals. All of each Seller’s licenses, permits, approvals, and authorizations of whatsoever kind and type, governmental or private, issued, applied for, or pending, to the extent transferable, used in the conduct of or relating to the business of any Seller (the “Licenses and Permits”). The Licenses and Permits are set forth on Schedule 1.2(g) hereto. Attached to Schedule 1.2(g) are copies of all Licenses and Permits.
          (h) Books and Records. All of each Seller’s books and records with respect to the Purchased Assets and the business of each Seller, including, without limitation, blueprints, drawings, manuals, and other technical papers, and all accounts receivable, inventory, maintenance, and asset history records, but excluding all employee, tax, and corporate records (provided, however, that access to such employee and tax records shall be provided to Buyer upon written request following the Closing Date).
          (i) Computer Software and Hardware. All computer software and hardware used or intended for use in connection with the business of any Seller, owned, leased, or licensed by or to any Seller, to the extent that the transfer of such software and hardware is not otherwise prohibited by contract between a Seller and owner thereof. Schedule 1.2(i) hereto constitutes a list of all computer software and hardware.
          (j) Leased Personalty. The leasehold interests created by all leases of personal property constituting any part of the Purchased Assets or used in connection with the business of any Seller, under which any Seller is a lessee, including those leases that are capitalized leases and all of each Seller’s rights arising from any maintenance contracts and deposits in connection therewith (all such personal property that any Seller is leasing as lessee shall herein be referred to as “Leased Personalty”), including, without limitation, the Leased Personalty set forth on Schedule 1.2(j) hereto and any other Leased Personalty transferable by any Seller. Attached to Schedule 1.2(j) are copies of all the lease agreements listed on Schedule 1.2(j).
          (k) Names. All right, title, and interest in and to the names “Port Arrowhead” and “Lake Port” and any and all names associated with the business of any Seller at any time within the preceding 12 months, and any derivations thereof (the “Names”); provided, however, that should Buyer and its affiliates abandon the use of the “Lake Port” name at any time in connection with the conduct of the Watercraft Business, the Lake Port name shall revert to Sellers so long as such name is not used in connection with the sale, or service, or brokerage of new or used boats, or the sale of marine parts by Sellers or any other party claiming the right to use such name by or through any Seller directly or indirectly. Upon any such reversion, Buyer shall execute such documents as may be reasonably requested by Sellers to evidence such revision.

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          (l) Phone and Facsimile Numbers, E-Mail Addresses, and Web Sites. All telephone and facsimile numbers and e-mail addresses used by any Seller and any web sites developed or owned by any Seller.
          (m) Deposits and Prepaid Expenses. All of each Seller’s deposits and prepaid expenses (including, without limitation, boat show expenses) in connection with the Watercraft Business (the “Deposits”), including, without limitation, the Deposits set forth on Schedule 1.2(m) hereto (including any deposits with respect to the Leased Personalty assumed by Buyer pursuant to Section 2.1) but excluding the assets set forth in Sections 1.3(a) and 1.3(i), as reduced in the ordinary course of business in accordance with past historical practices.
          (n) Trade Accounts Receivable. All of each Seller’s trade accounts receivable (the “Trade Accounts Receivable”), including, without limitation, those unsubmitted warranty claims and those other Trade Accounts Receivable set forth on Schedule 1.2(n) hereto, which sets forth the amount of each receivable and the name of the obligor on each such receivable as of December 13, 2005 and which schedule shall be updated to a date not later than three days prior to the Closing Date.
          (o) Real Estate. The following real estate and improvements thereon as described in Section 1.2(o): Osage Beach (Parcel A); Lake Ozark Marina (Parcel B); Lake Ozark — Highway Frontage (Parcel C); and Springfield (Parcel D) (the “Real Estate”).
          (p) Leasehold Interests. All of each Seller’s leasehold interests, as a tenant or otherwise, related to or arising from the leases of real property set forth on Schedule 1.2(p) hereto.
          (q) Payments from Manufacturers. All rebates, bonuses, allowances, refunds, warranty receivables, year-end incentives, and other payments received by any Seller from or due and payable to any Seller from manufacturers, suppliers, and other third parties other than income tax and insurance refunds due or owing to any Seller, except for all [***]. For purposes of this Agreement, the term [***] with respect to a boat means [***].
          (r) Goodwill. All of each Seller’s goodwill associated with the Watercraft Business.
     Each Schedule provided for in this Section 1.2 sets forth the assets and properties of Sellers as a whole relating to the Watercraft Business and any purported restriction on the sale, transfer, or assignment thereof.
     1.3. Excluded Assets. The following assets of Sellers shall be excluded from the purchase and sale contemplated by this Agreement (the “Excluded Assets”):
          (a) Cash and Cash Equivalents. Each Seller’s cash, cash equivalents, bank accounts, bank deposits, undeposited receipts, term deposits, contracts in transit, and funds therein and investments.

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          (b) Rights Hereunder. Each Seller’s rights under this Agreement.
          (c) Corporate Documents. Each Seller’s corporate charter, minute and stock record books, and corporate seal.
          (d) Records of Negotiations. Each Seller’s records relating to the negotiation and sale of such Seller’s assets pursuant to this Agreement.
          (e) Employee Records. All of each Seller’s records with respect to employees, provided that reasonable access thereto shall be provided to Buyer upon written request for a period of three years following the closing date.
          (f) Tax Records. All of each Seller’s books and records with respect to taxes, provided that reasonable access thereto shall be provided to Buyer upon written request for a period of three years following the Closing Date.
          (g) Disposed of Assets. Any assets and properties disposed of since the date of the Base Balance Sheet in the ordinary and usual course of business and as contemplated by this Agreement.
          (h) Certain Payments [***]. All of each Seller’s [***] associated with [***], no matter when these funds are received.
          (i) Tax and Insurance Refunds. All tax and insurance refunds, including refunds of prepaid insurance, due or owing to each Seller.
          (j) Non-Trade Accounts Receivable. Any of any Seller’s Non-Trade Accounts Receivable, including notes receivable from affiliates.
          (k) Other Real Estate. Any real estate owned by any Seller other than the real estate listed in Section 1.2(o), including, without limitations, the Lake Port property and docks.
          (l) Stock in Business. Any stock or ownership interests in MS Inc., LOI, LLC, LMI, and PAI.
          (m) Insurance Policies. All insurance policies of each Seller and all rights with respect thereto.
          (n) [***] Indemnities. Any right to [***] indemnities and other claims [***] with respect to products sold by any Seller prior to the Closing and any reimbursement for [***] conducted by any Seller prior to the Closing, in each case to the extent not an Assumed Liability.
          (o) Claims. All claims or causes of action against any person for matters arising prior to the Closing to the extent not an Assumed Liability.

          (p) Non-Watercraft Business Assets. All assets of each Seller listed in Section 1.2 that are not used in the Watercraft Business.
SECTION II.
ASSUMPTION OF LIABILITIES
     2.1. Assumed Liabilities. Buyer shall not assume any liabilities or obligations of any Seller of whatsoever nature or type, except that at the Closing, Buyer shall assume the following:
          (a) Assumed Contract Liabilities. Those nondelinquent performance obligations (including work in process) of each Seller arising after the Closing Date under the Business Contracts, Licenses and Permits, Leased Personalty, and Deposits as described in Section 1.2 and listed on Schedule 2.1(a) hereto (“Assumed Contract Liabilities”).
          (b) Assumed Inventory Floorplan. The principal amount payable to lenders relating to inventory financing listed on Schedule 2.1(b) hereto (the “Assumed Inventory Floorplan”), but only to the extent current as of the Closing, which shall be retired by Buyer at the Closing.
          (c) Assumed Customer Deposits. The obligations and liabilities relating to the customer deposits set forth on Schedule 2.1(c) hereto.
          (d) Assumed Unearned Income Each Seller’s unearned income, net of discounts to customers, listed on Schedule 2.1(d).
          (e) Warranties. All warranty and customer service obligations for products sold or work performed prior to the Closing in accordance with manufacturers’ requirements or the policies of Sellers’ described on Schedule 2.1(e) hereto.
          (f) Post-Closing Liabilities. All liabilities with respect to the operation of the Watercraft Business after the Closing, including, without limitation, all liability and responsibility with respect to inventory sold after the Closing.
The liabilities described in clauses (a), (b), (c), (d), (e), and (f) of Section 2.1 are hereinafter referred to as the “Assumed Liabilities.”
     2.2. Excluded Liabilities. Except only with respect to the Assumed Liabilities expressly assumed pursuant to Section 2.1, Buyer shall not be obligated to directly or indirectly pay, perform, or discharge any claims, obligations, or liabilities of any Seller, including, without limitation, the following:
          (a) Legal and Accounting Fees. Any obligations or liabilities for legal, accounting, and other fees and expenses incurred by or on behalf of any Seller, or Sellers’ Parent, or any Key Person in connection with the negotiation of the transactions contemplated by this Agreement, this Agreement, the sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the documents related thereto.

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          (b) Tax Liabilities. Any tax and tax related obligations or liabilities of any Seller whether or not owed on or prior to the Closing Date, including, without limitation, (i) any obligations or liabilities (federal, state, local, or foreign) for or related to taxes on or measured by the income of any Seller; (ii) any obligations or liabilities for federal, state, local, or foreign income and employee FICA taxes that any Seller is legally obligated to withhold through the Closing Date whether or not any Seller has withheld the same as required by law; (iii) any obligations or liabilities for employer FICA and unemployment taxes; (iv) any sales, use, property, and transfer taxes arising as a result of the sale of the Purchased Assets as contemplated hereby ([***] constituting a portion of the Purchased Assets, [***]) or the operation of the Watercraft Business at any time until the Closing Date; (v) any obligations or liabilities for franchise and excise taxes relating to the corporate status of any Seller; (vi) any obligations or liabilities for property taxes for any period prior to the Closing Date, except that any amounts paid or accrued for periods after the Closing Date will be prorated; and (vii) any other taxes of any kind or description for any period prior the Closing Date, except that any amounts paid or accrued for periods after the Closing Date will be prorated.
          (c) Liability to Buyer for Breach. Any obligations or liabilities of any Seller to the extent that their existence or magnitude constitutes or results in a breach of a representation, warranty, covenant, or agreement made by any Seller to Buyer, or makes any of the information contained in this Agreement or any Exhibit, Schedule, or the other document delivered by or on behalf of any Seller (or their representatives) pursuant to or in connection with this Agreement or any of the transactions contemplated hereby untrue in any material adverse respect.
          (d) Liabilities to Employees. Any obligations or liabilities of any Seller with respect to payroll, bonuses, severance benefits, vacation pay, sick pay, and other employment benefits or sums, including, without limitation, FICA, workers’ compensation premiums, or unemployment premiums and taxes to or on behalf of employees of any Seller, and any and all obligations or liabilities of any Seller, arising under any collective bargaining agreement or union contract.
          (e) Property and Personal Injury Liabilities. Any claims against or obligations or liabilities of any Seller for injury to or death of persons or damage to or destruction of property (including, without limitation, any workers’ compensation claim from an injury occurring prior to the Closing Date) regardless of when such claim or liability is asserted, including, without limitation, any claim, obligation, or liability for damages in connection with the foregoing, it being understood and agreed that any claim, obligation, or liability asserted after the Closing Date arising out of the sale of any product either sold and delivered or produced by any Seller or the performance of any services by any Seller prior to the Closing Date, shall be considered to be a claim against or an obligation or liability of a Seller for injury to or death of persons or damage to or destruction of property and therefore, except as otherwise provided for herein, not assumed hereunder by Buyer.
          (f) Liability for Medical, Dental, and Disability Benefits. Any obligations or liabilities of any Seller for medical, dental, and disability (both long-term and short-term) benefits, whether insured or self-insured, for claims made prior to the Closing Date that arises by virtue of an employment relationship at any time with any Seller.
          (g) Liability to Others for Breach. Any obligations or liabilities of any Seller for any breach of any representation, warranty, covenant, or agreement, or for any claim for indemnification, contained in any contract or other document referred to in Section 1.2, agreed to be performed pursuant hereto by Buyer or Designated Subsidiary, to the extent that such breach or claim arose out of or by virtue of the performance or nonperformance by any Seller thereunder prior to the Closing Date, it being understood that, as between any Seller and Buyer, this paragraph shall apply notwithstanding any provisions that may be contained in any form of consent to the assignment of any such contract or document that, by its terms, imposes such liabilities upon Buyer and which assignment is accepted by Buyer notwithstanding the presence of such a provision, and that the failure by any Seller to discharge any such liability shall entitle Buyer to indemnification in accordance with the provisions of Section 10.1.
          (h) Liability Regarding Employee Welfare and Pension Benefits. Any obligations or liabilities of any Seller arising out of or in connection with any past or present employee welfare and pension benefit plans of any Seller, including, without limitation, any obligations or liabilities of any Seller to or on behalf of any past or present employee of any Seller arising under any collective bargaining agreement, union contract, union health and welfare fund, or similar program.
          (i) ERISA. Any obligations or liabilities of any Seller with respect to, or arising under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any Pension Plan, Welfare Plan or Employee Benefit Plan, as each are hereinafter defined or as defined by ERISA, and any related trust agreements or annuity contracts not expressly assumed in Section 2.1.
          (j) Employee Grievances. Any obligations or liabilities of any Seller with respect to, or arising under, any grievance or complaint brought by any past or present employee of any Seller while in the employ of any Seller or filed pursuant to any collective bargaining agreement to which any Seller is a party or by which any Seller is bound.
          (k) Liability for Violation of Law. Any obligations or liabilities of any Seller arising out of or in connection with any violation by any Seller of any statute, law, or governmental rule, regulation, policy, or directive, which violation arises out of any act or omission relating to any Seller that occurred prior to the Closing Date.
          (l) Liabilities for Violation of Environmental Laws. Any obligations or liabilities of any Seller with respect to, or relating to, any federal, state, or local statutes, regulations, or ordinances relating to the protection of the environment and workplace health and safety (“Environmental Laws”), which are applicable to the business, properties, or operations of any Seller to the extent such liabilities constitute a breach of Seller’s representations and warranties set forth in Section 4.1(p)(ii) of this Agreement.
          (m) Bank Debt and Other Indebtedness. Except as expressly assumed pursuant to Section 2.1, any amounts owing by any Seller to banks or other persons,

firms, or institutions for borrowed funds and any obligations or liabilities of any Seller with respect to any other indebtedness of any Seller.
          (n) Shareholders, Members, and Affiliates. Any obligations or liabilities of any Seller with respect to any shareholder of any Seller or any Affiliate of any Seller or any such shareholder, including long-term debt and shareholder loans. For purposes of this Agreement, the term “Affiliate” shall mean any entity in which any Key Person is an officer or director or in which any Key Person or any Seller, directly or indirectly, owns or controls 10 percent or more of the equity securities of the entity, or any person related to any Key Person by blood or marriage.
          (o) Accounts Payable and Accrued Expenses. Any of any Seller’s accounts payable and accrued expenses existing on the Closing Date.
          (p) Previously Collected and Misapplied Accounts. Any obligations or liabilities of any Seller for previously collected accounts receivable, misapplied credits, misapplied payments, overpayments, and duplicate payments.
          (q) Litigation. Any obligations or liabilities of any Seller relating to lawsuits, claims (whether instituted, pending, or threatened), or judgments against any Seller or relating to the business of any Seller or the use of any of its assets or properties relating to any facts or circumstances arising on or prior to the Closing Date.
          (r) Liabilities Not Assumed Hereunder. Consistent with and without limitation by the specific enumeration of the foregoing, any obligations or liabilities not expressly assumed by Buyer pursuant to the provisions of Section 2.1.
     2.3. No Expansion of Third-Party Rights. The assumption by Buyer or Designated Subsidiary of the Assumed Liabilities, and the transfer thereof by any Seller, shall in no way expand the rights and remedies of any third party against any Seller or against Buyer or Designated Subsidiary, as assignee of any Seller, as compared to the rights and remedies that such third party would have had against Seller or against Buyer or Designated Subsidiary, as assignee of any Seller, had Buyer or Designated Subsidiary not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer or Designated Subsidiary of such liabilities shall not create any third-party beneficiary rights.
     2.4. Designated Subsidiary. Buyer and Sellers contemplate that Buyer may designate an affiliate of Buyer, including a newly formed, wholly owned subsidiary, partnership, or limited liability company (referred to herein as “Designated Subsidiary”) to acquire all or a portion of the Purchased Assets or assume all or a portion of the Assumed Liabilities. In the event that Designated Subsidiary assumes any Seller’s obligations and liabilities described in Section 2.1, Buyer guarantees to Sellers, but not to third parties, to satisfy and discharge such obligations and liabilities assumed by Designated Subsidiary to the extent not satisfied by Designated Subsidiary.

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SECTION III.
PURCHASE PRICE
     3.1. Base Purchase Price. The base purchase price for the Purchased Assets to be acquired pursuant to Section 1.1 shall be, in addition, as applicable, to the assumption of liabilities pursuant to Section 2.1, $25,000,000 [***]. The base purchase price is subject to adjustment pursuant to Section 3.3, and the base purchase price as adjusted pursuant to such Section 3.3 shall be the purchase price.
     3.2. Payment of Purchase Price. The purchase price shall be payable [***].
     3.3. Adjustments to Purchase Price.
          (a) Net Working Capital Adjustment. The base purchase price shall be increased by an amount equal to the value of all Inventory, Deposits and Prepaid Expenses, and Trade Accounts Receivable acquired pursuant to Sections 1.2(a), 1.2(m), and 1.2(n) less Assumed Liabilities assumed pursuant to Sections 2.1(b), 2.1(c), and 2.1(d) (the “Net Working Capital Adjustment”). An example of the calculation of the Net Working Capital Adjustment is set forth on Schedule 3.3 hereto. For purposes of the calculation of the value of the Inventory in this Section 3.3(a), the value of the Inventory shall be determined as follows: (i) new 2006 model boats and trailers shall be dealer net invoice, less rebates and all program incentives received by Seller prior to the Closing Date [***] by Sellers or any affiliates of Sellers; (ii) new pre-2006 model boats and trailers shall be dealer net invoice plus actual cost of additions added by Sellers or any affiliates of Sellers, less [***]% per model year; (iii) used boats shall be the lesser of low ABOS trade-in value or NADA wholesale, whichever is lower, minus the costs of necessary repairs for any inventory not in marketable condition; (iv) fuel inventory shall be valued based on the last price per gallon paid by the applicable Seller; and (v) parts and accessories shall be valued at net dealer cost less an 80% obsolescence allowance for the value of [***] parts listed on the IDS parts [***] report provided by Seller except that Seller, [***]. If the parties cannot agree on the value of any item of parts and accessory inventory or used boat, trailer, or hoist, inventory (if ABOS or NADA values are not available [***]), the applicable Seller, at its option, will be able to retain such item(s) of Inventory. As used in this Section 3.3(a), Inventory refers only to new and used boat, motor, trailer, hoist, and parts and accessory inventory and fuel inventory. For purposes of the calculation of the value of the Trade Receivables in Section 3.3(a), the value of the Trade Receivables shall be book value, [***]. For purposes of clarity, the value of Inventory shall not be reduced by “new” or “used” “boat LIFO Reserve” or “[***]” as shown on Sellers’ Financial Statements. Sellers will use good faith efforts to estimate the [***] as of Closing, but Sellers will be allowed to submit (and Buyer will promptly pay) any [***] as of Closing within 60 days after Closing (e.g., [***] incurred prior to Closing, such as [***], but the receipts for which are not turned in until after Closing).
          (b) Capital Expansion Adjustment. The base purchase price shall be increased for expansion expenditures paid by any Seller or any affiliate of any Seller prior to the

Closing Date, which are related to the ongoing construction costs associated with the expansion of the Port Arrowhead Marina property, but not to exceed $2,750,000 (the “Capital Expansion Adjustment”). Also, after Closing, Buyer will promptly pay to Sellers any of such expansion expenditures paid by Seller after Closing for work done prior to Closing, subject to the $2,750,000 limitation.
          (c) Work in Process Adjustment. The base purchase price shall be increased for the actual cost of direct labor incurred as of the Closing Date on outstanding work orders but not including parts or accessories that are included in the parts and accessories inventory listed on Schedule 1.2(a) .
          (d) Payment of Purchase-Price Adjustments. Any purchase price adjustment required under this Section 3.3, shall be added to or subtracted from the amount of the base purchase price to be delivered at the Closing Date as the Purchase Price.
     3.4. Allocation of Purchase Price. The purchase price shall be allocated among the Purchased Assets owned by Sellers as agreed to by Buyer and Sellers. Without limiting the foregoing, Buyer and Sellers agree that the total purchase price (including liabilities assumed) for the assets and properties purchased pursuant to this Agreement shall be allocated to those assets and properties as set forth on Schedule 3.4 hereto, and Buyer and Sellers agree that the allocation set forth on Schedule 3.4 hereto has been made in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and any applicable Treasury Regulations promulgated thereunder. Buyer and Sellers, each at its own expense, also agree to file appropriate forms with the Internal Revenue Service setting forth the information required to be furnished to the Internal Revenue Service by Section 1060 of the Code and the applicable Treasury Regulations thereunder.
     3.5. Prorations. All items that are normally prorated between a buyer and seller will be prorated as of the Closing Date in a manner mutually agreed to by the parties.
SECTION IV.
REPRESENTATIONS AND WARRANTIES
     4.1. Representations and Warranties of Sellers. Except as otherwise set forth in Sellers’ Disclosure Schedule heretofore delivered by Sellers to and acknowledged as received by Buyer, each Seller jointly and severally represents and warrants to Buyer and Designated Subsidiary as follows:
          (a) Due Incorporation, Good Standing, and Qualification. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, operate, and lease its assets and properties and to carry on its business as now being conducted. No Seller is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation for the transaction of business or to be in good standing under the laws of any jurisdiction. Schedule 4.1(a) hereto constitutes a list setting forth, as of the date of this Agreement, each jurisdiction in which each Seller is qualified to do business.

          (b) Corporate Authority. Each Seller has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and shareholders of each Seller have duly authorized the execution, delivery, and performance of this Agreement. No other corporate proceedings on the part of any Seller are necessary to authorize the execution and delivery by any Seller of this Agreement or the consummation by any Seller of the transactions contemplated hereby. This Agreement has been duly executed and delivered by, and constitutes a legal, valid, and binding agreement of, each Seller, enforceable against each Seller in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
          (c) Capital Stock; Options, Warrants, and Rights. As of the date hereof, Sellers’ Parent owns all of the capital stock of PAM; PAM owns all of the capital stock of LMI and PAI; and a Key Person (or an affiliate thereof) owns all of the capital stock of LRC.
          (d) Subsidiaries. Except for the ownership by PAM of all of the capital stock of LMI and PAI, no Seller has any subsidiary other than MS Inc. and LOI, LLC, which are owned by PAM but are not Purchased Assets and which are not involved in the Watercraft Business other than the leasing of employees.
          (e) Financial Statements. The Balance Sheets of each of the Sellers as of December 31, 2003, December 31, 2004, and September 30, 2005, as well as the Statements of Operations, for the years ended December 31, 2004, respectively, and for the nine months ended September 30, 2005, have been prepared by Sellers without audit, and are attached hereto as Schedule 4.1(e). All of the foregoing financial statements attached hereto as Schedule 4.1(e) have been prepared in accordance with generally accepted accounting principles, which were applied on a consistent basis, and present fairly, in all material respects, the financial position and results of operations of Sellers as of their respective dates and for the periods indicated. No Seller has any material liabilities or obligations of a type that would be included in a balance sheet prepared in accordance with generally accepted accounting principles, whether related to tax or non-tax matters, accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, except as and to the extent disclosed or reflected in the Base Balance Sheet or incurred since the date of the Base Balance Sheet in the ordinary course of business and as contemplated by this Agreement.
          (f) Actions in the Ordinary Course of Business. Since the date of the Base Balance Sheet, no Seller (i) has taken any action or entered into any material transaction other than contemplated hereby outside the ordinary and usual course of business; (ii) has borrowed any money or become contingently liable for any obligation or liability of another; (iii) has failed to pay any of its debts and obligations as they become due; (iv) has incurred any debt, liability, or obligation of any nature to any party, except for obligations arising from the purchase of goods or the rendition of services in the ordinary and usual course of business; (v) has failed to use its reasonable commercial efforts to preserve its business organization intact, to keep available the services of its employees and independent contractors, or to preserve its

[***] — CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
relationships with its customers, suppliers, and others with which it deals; (vi) has sold, transferred, leased, or encumbered any of its assets or properties outside the ordinary and usual course of business; (vii) has waived any material right; (viii) has written off any assets or properties; or (ix) has hired any employees or increased the compensation of any employees outside the ordinary and usual course of business.
          (g) No Material Change. To the knowledge of each Seller, since the date of the Base Balance Sheet, there has not been and there is not threatened (i) any material adverse change in the financial condition, business, assets, properties, or operating results of any Seller; (ii) any loss or damage (whether or not covered by insurance) to any of the assets or properties of any Seller, which materially affects or impairs its ability to conduct its business; or (iii) any mortgage or pledge of any assets or properties of any Seller, or any indebtedness incurred by any Seller, other than indebtedness, not material in the aggregate, incurred in the ordinary and usual course of business.
          (h) Title to Properties. Each Seller has good and marketable title to and rightful possession of the Purchased Assets. None of such assets and properties are subject to any mortgage, indenture, pledge, lien, claim, encumbrance, charge, security interest or title retention, or other security arrangement, except for liens for the payment of federal, state, and other taxes, the payment of which is neither delinquent nor subject to penalties, and except for other liens and encumbrances incidental to the conduct of its business or the ownership of its assets or properties, which were not incurred in connection with the borrowing of money or the obtaining of advances and which do not in the aggregate materially detract from the value of its assets or properties or materially impair the use thereof in the operation of its business, except in each case as disclosed in the Base Balance Sheet and except as provided in Section 2.1(b). All leases pursuant to which any Seller leases any substantial amount of real or personal property are valid and effective in accordance with their respective terms. Schedule 4.1(h) hereto sets forth the location, physical description, basis of occupancy, ownership, and terms of any mortgages or leases with respect to all properties used by any Seller in the conduct of the Watercraft Business.
          (i) Condition of Assets and Properties. The buildings, equipment, machinery, docks, harbors, bulkheads, storage facilities, fixtures, furniture, furnishings, office equipment, and all other tangible personal assets and properties presently used in, or necessary for the operation of, the business of any Seller, do not require any repairs other than normal maintenance and are in good operating condition and in a state of reasonable maintenance and repair [***]. In addition, there are no [***], including current or pending legislation or regulatory actions affecting access to waterways, customarily used by any Seller or the customers of any Seller, that would otherwise adversely impact the business of any Seller.
          (j) Litigation; Absence of Claims or Product or Service Warranties. There are no actions, suits, claims, proceedings, investigations, or other litigation pending or, to the knowledge of any Seller or Sellers’ Parent, threatened against any Seller, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality that, if determined adversely to any Seller, would individually or in the aggregate have a material adverse effect on the business, assets, properties, operations, operating results, or condition, financial or otherwise, of any

Seller. No Seller is a party to any decree, order, or arbitration award (or agreement entered into in any administrative, judicial, or arbitration proceeding with any governmental authority) with respect to or affecting any of the Purchased Assets (or the use thereof), the Assumed Liabilities, or the Watercraft Business (or the conduct thereof). The Sellers’ Disclosure Schedule describes all warranties extended by any Seller with respect to the quality or absence of defect of the products or services sold or performed by any Seller that are in force as of the date hereof. There are no material claims pending, anticipated, or to the knowledge of any Seller or Sellers’ Parent, threatened against any Seller with respect to the quality of or absence of defects in such products or services. No Seller has been required to pay direct, incidental, or consequential damages to any person or entity in connection with any of such products or services at any time during the five-year period preceding the date of this Agreement.
          (k) Licenses and Permits. No Seller is subject to any material disability or liability by reason of its failure to possess any license, permit, franchise, certificate, consent, approval, or authorization. Each Seller has all material licenses, permits, franchises, certificates, consents, approvals, and authorizations of whatever kind and type, governmental or private, necessary for the business conducted by it and the ownership or use of all assets and properties and the premises occupied by it. Schedule 1.2(g) hereto contains a true, correct, and complete list of all licenses, permits, franchises, certificates, consents, approvals, and authorizations necessary for the conduct of the business of each Seller.
          (l) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by any Seller of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to (i) any provision or restriction of any charter, bylaw, shareholders’ agreement, articles of organization, operating agreement, voting trust, proxy, or other similar agreement applicable to any Seller; (ii) any loan agreement, indenture, lease, or mortgage to which any Seller is a party or by which any Seller is bound; (iii) any provision or restriction of any lien, lease agreement, dealer agreement, contract, or instrument to which any Seller is a party or by which any Seller is bound; or (iv) any order, judgment, award, decree, law, rule, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of any Seller is subject or by which any Seller is bound. Neither the execution and delivery by any Seller of this Agreement or any of the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the assets of any Seller.
          (m) Taxes. Sellers have duly filed in correct form all Tax Returns (as defined below) relating to the activities of Sellers required or due to be filed (with regard to applicable extensions) on or prior to the date hereof. All such Tax Returns are accurate and complete in all material respects, and Sellers have paid or made provision for the payment of all Taxes (as defined below) that have been incurred or are due or claimed to be due from Sellers by federal, state, or local taxing authorities for all periods ending on or before the date hereof, other than Taxes or other charges that are not delinquent or are being contested in good faith and have not been finally determined and have been disclosed to Buyer. The amounts set up as reserves for Taxes on the books of Sellers are sufficient in the aggregate for the payment of all unpaid Taxes (including any interest or penalties thereon), whether or not disputed, accrued, or applicable. No claims for Taxes or assessments are being asserted or threatened against any Seller. Sellers have furnished to Buyer a copy of all Tax Returns filed for them within the five-year period prior to the date of the Agreement. For purposes of this Agreement, the term “Taxes” shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, and franchise taxes, imposed by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties, or additions to tax attributable to such assessments or to the failure to file any Tax Return; and the term “Tax Return” shall mean any report, return, or other information required to be supplied to a taxing authority or required by a taxing authority to be supplied to any other person.
          (n) Accounts Receivable. Each account receivable of any Seller has been acquired in the ordinary course of business, is valid and enforceable, and is fully collectible, subject to no defenses, deductions, set-offs, or counterclaims, except to the extent of the reserve reflected in the Base Balance Sheet or in such other amount that is not material in the aggregate. Each such account receivable is fully collectible to the extent of the face value thereof (less the amount of the reserve for doubtful accounts, if any, reflected on the books of such Seller with respect to such account), no later than 60 days after such account receivable is due, and no account receivable is due more than 90 days after it was created. Any Trade Account Receivable not collected in full within 90 days after the Closing Date shall conclusively be deemed to be uncollectible. Any such Trade Account Receivable that becomes uncollectible at any time shall be purchased by Sellers from Buyer or Designated Subsidiary at the face value thereof within 10 days after written demand by Buyer or Designated Subsidiary for such purchase, which demand must be made no later than one year after the Closing Date. Notwithstanding the foregoing, Buyer shall provide to Sellers on a monthly basis a trade account receivable report during such period as Sellers have any responsibility therefor.
          (o) Contracts. No Seller is a party to (i) any plan or contract providing for bonuses, incentives, pensions, stock options, stock purchases, deferred compensation, retirement payments, pension, profit sharing, or welfare benefits; (ii) any plan or agreement providing for fringe benefits to present or former employees, including sick leave, severance pay, medical, hospitalization, life insurance, or related benefits; (iii) any lease, installment purchase agreement, or other contract with respect to any real or personal property used or proposed to be used in its operations, excepting, in each case, items included within aggregate amounts disclosed or reflected in the Base Balance Sheet; (iv) any employment, consulting, or other similar arrangement not terminable by it upon 30 days or less notice without penalty to it or that provides for payments upon or after termination; (v) any contract or agreement for the purchase of any commodity, material, fixed asset, or equipment in excess of $10,000; (vi) any contract or agreement creating an obligation of $10,000 or more; (vii) any mortgage, deed of trust, pledge agreement, security agreement, lease, or other contract or agreement, which by its terms does not terminate or is not terminable by it without penalty to it; (viii) any loan agreement, letter of credit, financing agreement, indenture, promissory note, or other similar type of arrangement; (ix) any dealer, distributorship, agency, sales, brokerage, wholesaling, franchise, license, conditional sales agreement, or similar agreement; (x) any purchase commitment to, or contract or agreement with, any manufacturer or other supplier in excess of $5,000; or (xi) any material license, authority, or permit in favor of any person or entity with respect to the Watercraft Business or any Purchased Assets. All mortgages, leases, contracts, agreements, and other arrangements to which any Seller is a party are valid and enforceable in accordance with their terms; such Seller and all other parties to each of the foregoing have performed in all material respects all obligations required to be performed to date and have waived no rights thereunder; neither such Seller, nor any such other party, is in default or in arrears under any material term of any of the foregoing; and no condition exists or event has occurred that, with the giving of notice or lapse of time or both, would constitute a default under any of them. With respect to the Watercraft Business, no Seller is bound by any agreement or arrangement to sell or provide goods or services at prices below the prevailing market prices therefor or to purchase goods or services at prices above the prevailing market prices therefor. With respect to the Watercraft Business, neither any Seller nor Sellers’ Parent has any reason to believe that there is a reasonable likelihood that any of the manufacturers for or suppliers to any Seller will terminate in the foreseeable future their business relationship with any Seller for any reason whatsoever.
          (p) Compliance with Law and Other Regulations.
               (i) General. Each Seller is in compliance in all material respects with all requirements of federal, state, and local law and all requirements of all governmental bodies and agencies having jurisdiction over it, the conduct of its business, the use of its assets and properties, and all premises occupied by it. Without limiting the foregoing, each Seller has properly filed all reports, paid all monies, and obtained all licenses, permits, certificates, and authorizations needed or required for the conduct of its business and the use of its assets and properties and the premises occupied by it in connection therewith and is in compliance in all material respects with all conditions, restrictions, and provisions of all of the foregoing. No Seller has received within the last three years any written notice from any federal, state, or local authority or any insurance or inspection body that any of its assets, properties, facilities, equipment, or business procedures or practices fails to comply in any material respect with any applicable law, ordinance, regulation, building, or zoning law, or requirement of any public authority or body.
               (ii) Environmental. Schedule 4.1(p)(ii)(a) hereto sets forth a complete list of all aboveground and underground storage tanks, asbestos, and polychlorinated biphenyls (“PCBs”) that are located on any Real Property, and that are subject to Environmental Laws, and such schedule sets forth the present contents of the aboveground and underground storage tanks. Without limiting the provisions of Section 4.1(p)(ii) in anyway whatsoever, there has been no:
                    (A) use, storage, treatment, generation, transportation, spill, discharge, dumping, or any release or threatened release into the environment or workplace (including, without limitation, into air, water, or ground water) of any Hazardous Substance (defined as any substance, whether solid, liquid or gaseous, which is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “pollutant,” “toxic substance,” or petroleum or petroleum constituent, in or pursuant to any Environmental Law) by, or on behalf of, any Seller or from any of the properties owned, leased, or operated by any Seller in connection with the Watercraft Business (hereinafter in this Section referred to “Purchased Real Property Assets”) that would create a liability to the Watercraft Business;

                    (B) violations or written claims of violations of Environmental Law in the five years prior to the Closing Date pertaining to the Purchased Real Property Assets;
                    (C) exposure of and resulting consequences to any persons, including, without limitation, employees of any Seller, to any Hazardous Substance stored, treated, generated, or handled at the Purchased Real Property Assets on or prior to the Closing Date;
                    (D) use, generation, transportation, storage, treatment, disposal, or Release (defined below) of Hazardous Substances occurring on or prior to the Closing Date including, without limitation, any waste or other disposal activities or Releases (as defined below) that occurred at any facility located on the Purchased Real Property Assets;
                    (E) spills, discharges, leaks, emissions, injections, escapes, dumping, pumping, pouring, emptying, leaching, leaking, or disposing or any releases or threatened releases as defined now or in the future under CERCLA, as amended from time to time, or any other similar Environmental Laws to surface waters, groundwaters, soil, ambient air, or otherwise into the environment (“Releases”) occurring on or prior to the Closing Date, including, without limitation, those Releases that require notification or reporting to appropriate federal, state, or local authorities or that require assessment or remedial activities;
                    (F) exposure and resulting consequences to any persons, including, without limitation, employees of any Seller, to any mineral, chemical, or industrial product, raw material intermediate, by-product, or Hazardous Substance stored, treated, generated, or handled at a facility at which any Seller owned, leased or operated on or prior to the Closing Date;
                    (G) violations or claim of violations of Environmental Law pertaining to the properties owned, leased or operated by any Sellers, which violations or alleged violations occurred prior to the Closing Date or otherwise arising out of or under such Environmental Laws;
                    (H) actions, failures to act, or negligence in monitoring, maintaining, and reporting, of on-site generation, storage, treatment, transportation, and disposal operations on or prior to the Closing Date; or
                    (I) installation, use, removal, maintenance, or monitoring of storage tanks or related facilities on or prior to the Closing Date.
          (q) Employee Benefit and Employment Matters.
               (i) ERISA Matters. Each Seller has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of ERISA and the regulations and published interpretations thereunder with respect to each “plan” (as defined in Section 3(3) of ERISA and such regulations and published interpretations) in which employees of any Seller are eligible to participate, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and such regulations and published interpretations. No

Seller has incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. Each Seller has furnished to Buyer as an attachment to Schedule 4.1(q)(i) hereto true and complete copies of each pension plan, welfare plan, and employment benefit plan applicable to such Seller and related trust agreements or annuity contracts, Internal Revenue Service determination letters, and summary plan descriptions; all of the foregoing plans, agreements, and commitments are valid, binding, and in full force and effect, and there are no defaults thereunder; and none of the rights of any Seller or any of its ERISA Affiliates (as defined under ERISA) thereunder will be impaired by this Agreement or the consummation of the transactions contemplated by this Agreement.
               (ii) Labor Matters. Each Seller has complied in all material respects with all other applicable federal, state, and local laws relating to the employment of labor, including, without limitation, the provisions thereof relative to wages, hours, collective bargaining, working conditions, and payment of taxes of any kind, and no Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing or has any obligations for any vacation, sick leave, or other compensatory time. No Seller is a party to any collective bargaining or other contract or agreement with any labor union, and there is no request for union representation pending or threatened against any Seller. There is not pending or threatened any (A) labor dispute, grievance, strike, or work stoppage involving any of the employees of any Seller, (B) charge or complaint against or involving any employees of any Seller by the National Labor Relations Board, the Department of Labor, the Occupational Health and Safety Administration, or any similar federal, state, or local board or agency, or (C) unfair employment or labor practice charges by or on behalf of any employee of any Seller.
               (iii) Arrangements with Employees. The employment of each employee of each Seller is terminable at will without cost to any Seller. All employees of each Seller are paid salaries or other compensation in accordance with the amounts set forth in Schedule 4.1(q)(iii) hereto, and Schedule 4.1(q)(iii) correctly and accurately sets forth all salaries, expenses, and personal benefits paid to or accrued for all employees of each Seller as of the date of this Agreement, all of which are reflected as appropriate in the Base Balance Sheet.
          (r) No Prohibited Payments. Neither any Seller, nor, to the knowledge of any Seller or Sellers’ Parent, any officer, director, employee, independent contractor, or agent, acting on behalf of any Seller, has at any time (i) made any contributions to any candidate for political office in violation of law or failed to disclose fully any contributions to any candidate for political office in accordance with any applicable statute, rule, regulation, or ordinance requiring such disclosure; (ii) made any payment to any local, state, federal, or foreign governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or allowed by applicable law; (iii) made any payment outside the ordinary course of its business to any purchasing or selling agent or person charged with similar duties of any entity to which it sells products or renders services or from which it buys products or services for the purpose of influencing such agent or person to buy products or services from or sell products or services to it; or (iv) engaged in any transaction, maintained any bank account, or used any corporate funds, except for transactions, bank accounts, and funds that have been and are reflected in its normally maintained books and records.

          (s) Intellectual Property. Each Seller owns or holds all necessary rights to use all trademarks, trade names, trade secrets, logos, fictitious names, service marks, slogans, patents, and copyrights that are used in or necessary to the operation of its business. Schedule 1.2(e) hereto sets forth a true, complete, and correct list of all of material Intellectual Property owned or used by any Seller. None of the matters covered by the Intellectual Property, nor any of the products or services sold or provided by any Seller, nor any of the processes used or the business practices followed by any Seller, infringes or has infringed upon any trademark, trade name, trade secret, logo, fictitious name, service mark, slogan, patent, or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. No Seller is, and following the Closing Buyer will be, obligated to pay any royalty or other payment with respect to any of the Intellectual Property. No person or entity is producing, providing, selling, or using products or services that would constitute an infringement of any of the Intellectual Property.
          (t) Inventories. The inventories of each Seller (including boats, motors, trailers, parts, and accessories) are stated in the Base Balance Sheet at not more than the lower of cost or market, with adequate adjustments for obsolete, out-of-date, or otherwise not readily marketable items. Since the date of the Base Balance Sheet, there have not been and there are not required to be any write-downs in the value of such inventories or write-offs with respect to such inventories. Except to the extent of obsolete parts and accessory inventory reflected in Sellers’ financial statements, the inventories of each Seller (including boats, motors, trailers, parts, and accessories) are all in first class merchantable condition and are usable and currently being used in the present sales activities of such Seller, and no Seller has on hand or on order any inventory in excess of its normal requirements (based upon sales experience for the last 12 months) for products that are included in its current line and for which it is now taking orders. All inventory being transferred to Buyer or Designated Subsidiary pursuant to this Agreement are in accordance with manufacturers’ standard specifications without special features designated by any Seller and the sale thereof to customers will not result in any liability of any kind to Buyer or Designated Subsidiary not covered by manufacturers’ warranties..
          (u) Sufficiency of Purchased Assets. Except for non-transferable contracts or permits specifically disclosed as such in Sellers’ Disclosure Schedule, the Purchased Assets constitute all or substantially all of the operating assets and properties (exclusive of cash and insurance policies, which are not Purchased Assets) that are necessary to permit Buyer or Designated Subsidiary to continue to conduct the Watercraft Business after the Closing Date in the manner in which the Watercraft Business is currently being conducted by Sellers.
          (v) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or any other agreement executed in connection with this Agreement or other information furnished or to be furnished by any Seller or Sellers’ Parent to Buyer in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of circumstances in which they are made, not misleading.
          (w) Insurance Policies. Sellers have delivered to Buyer copies of all material insurance policies on their assets, properties, premises, operations, and personnel.

     4.2. Certain Representations and Warranties of Sellers’ Parent. Sellers’ Parent further represents, warrant, and acknowledges to Buyer and Designated Subsidiary as follows:
          (a) Ownership of Stock. Sellers’ Parent owns all of the issued and outstanding shares of capital stock of PAM, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type.
          (b) Power of Sellers’ Parent to Execute Agreement. Sellers’ Parent has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal and binding obligation of Sellers’ Parent and is enforceable against Sellers’ Parent in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
          (c) Agreement Not in Breach of Other Instruments Affecting Sellers’ Parent. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof will not result in the breach of any term or provision of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under any agreement or other instrument of any description to which Sellers’ Parent is a party or by which Sellers’ Parent is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule, or regulation.
     4.3. Representations and Warranties of Buyer. Except as otherwise set forth in the Buyer Disclosure Schedule heretofore delivered by Buyer to Sellers, Buyer represents and warrants to Sellers and Sellers’ Parent as follows:
          (a) Due Incorporation, Good Standing, and Qualification. Each of Buyer and its subsidiaries is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Neither Buyer nor any subsidiary of Buyer is subject to any material disability by reason of the failure to be duly qualified as a foreign corporation or limited liability company for the transaction of business or to be in good standing under the laws of any jurisdiction. As used in this Agreement with reference to Buyer, the term “subsidiaries” shall include all direct or indirect subsidiaries of Buyer, other than Seller and all direct and indirect subsidiaries of Seller. No warranty relating to Buyer or its subsidiaries shall be deemed to be breached as a result of any circumstances that would constitute a breach of warranty by Seller.
          (b) Corporate Authority. Buyer has the corporate power and authority to enter into this Agreement and carry out the transactions contemplated hereby. The Board of Directors and stockholders of Buyer and Designated Subsidiary have taken all actions required by law to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer or Designated Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by and constitutes a legal, valid, and binding agreement of Buyer, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
          (c) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate or result in a breach by Buyer or any of its subsidiaries of, or constitute a default under, or conflict with, or cause any acceleration of any obligation with respect to, (i) any provision or restriction of any charter, bylaw, loan, indenture, or mortgage of Buyer or any of its subsidiaries; or (ii) any provision or restriction of any lien, lease agreement, contract, instrument, order, judgment, award, decree, ordinance, or regulation or any other restriction of any kind or character to which any assets or properties of Buyer or any of its subsidiaries is subject or by which Buyer or any of its subsidiaries is bound.
          (d) Accuracy of Statements. Neither this Agreement nor any statement, list, certificate, or other information furnished or to be furnished by Buyer to Sellers in connection with this Agreement or any of the transactions contemplated hereby contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.
          (e) No Projections or Forecasts. Buyer is not relying upon any projections or forecasts as to future operating performance in purchasing the Purchased Assets.
SECTION V.
COVENANTS
     5.1. Covenants of Sellers. Each Seller jointly and severally agrees that, unless Buyer otherwise agrees in writing and except as set forth in the Sellers’ Disclosure Schedule, at all times from the date of this Agreement through the Closing Date:
          (a) Preservation of Business. Each Seller shall use its reasonable commercial efforts to (i) preserve intact its present business organization; (ii) preserve its present goodwill and advantageous with all persons having business dealings with it; (iii) preserve its net worth; and (iv) preserve and maintain in force all licenses, registrations, franchises, patents, trademarks, copyrights, bonds, and other similar rights.
          (b) No Organic Change. No Seller shall (i) amend its charter or bylaws in any manner that could be reasonably expected to affect the transactions contemplated by this Agreement; or (ii) merge or consolidate with or sell any assets to any other corporation, trust, or entity or change the character of its business, except as contemplated by this Agreement.
          (c) Ordinary Course. Each Seller shall operate its business only in the usual, regular, and ordinary course and manner. Without limiting the foregoing, no Seller shall (i) encumber or mortgage any of its assets or properties (except pursuant to the Inventory

Floorplan in the ordinary course of business); (ii) incur any obligation or liability (contingent or otherwise), incur or modify any indebtedness, incur or make any capital expenditures, purchase or acquire, or transfer or convey, any assets or properties, or enter into any transaction or make or enter into any contract or commitment, except in the usual and ordinary course of business consistent with past practice and as contemplated by this Agreement; (iii) waive any material right; or (iv) make any material change in the nature or conduct of its business.
          (d) Maintenance of Assets and Properties. Each Seller shall keep the premises occupied by it and all of the equipment and other tangible assets and personal property used by it in good operating condition and shall perform all necessary repairs and maintenance, ordinary wear and tear and hazard damages excluded. No Seller shall remove any personal property constituting a Purchased Asset from any of its facilities unless same are replaced with similar items of at least equal quality prior to the Closing Date. No Seller shall permit any modifications or additions to and shall not sell or permit to be sold or otherwise transferred or disposed of any item or group of items constituting personal property, except items sold in the ordinary and usual course of business. No Seller shall convey any interest in any of its assets or properties or subject any of its assets or properties, or any portion thereof, to any additional liens, encumbrances, or similar matters except pursuant to the Inventory Floorplan in the ordinary course of business.
          (e) Satisfaction of Obligations and Liabilities. Each Seller shall (i) pay or cause to be paid all of the obligations and liabilities arising out of its business as they mature, including those related to taxes, except for those that are in good faith disputed; (ii) maintain and perform in all material respects its obligations under all agreements and contracts to which it is bound in accordance with their terms; and (iii) comply in all material respects with all requirements of applicable federal, state, and local laws, regulations, and rules. Each Seller shall pay or cause to be paid in full all bills and invoices for labor, goods, materials, supplies, services, and utilities of any kind relating to its business, which were contracted for by it, or which were delivered to or performed on its assets or properties.
          (f) Books and Records. Each Seller shall maintain its books, accounts, and records in the usual, regular, and ordinary manner and on a basis consistent with prior years, and each Seller shall comply in all material respects with all laws applicable to it or to the conduct of its business.
          (g) Insurance. Each Seller shall maintain in force through the Closing Date all of the property, casualty, crime, directors and officers, and other forms of insurance that it is presently carrying and shall refrain from making any change in any such insurance coverage.
          (h) Entry Into Obligations. No Seller with respect to the Watercraft Business shall (i) enter into any lease, contract, agreement, or other obligation with any party other than contracts for the sale of products or services and contracts for the purchase of supplies or services in the ordinary and usual course of business; (ii) amend, modify, extend, change, or terminate any presently existing lease, contract, agreement, or other obligation other than in the ordinary course of business; or (iii) enter into any service agreement, maintenance agreement,

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contract, or other arrangement relating to the operation or maintenance of the assets and properties of Seller, other than in the ordinary course of business.
          (i) Acquisitions and Dispositions. No Seller shall (i) order, purchase, or lease any boats, motors, trailers, parts, accessories or other products, inventory, or equipment, except in the ordinary course of business and consistent with past practice and as contemplated by this Agreement; or (ii) transfer, sell, pledge, dispose of, or encumber any assets or properties constituting Purchased Assets, except in the ordinary course of business and consistent with past practice and as contemplated by this Agreement.
          (j) Compensation. No Seller shall (i) increase the compensation payable (including bonus compensation) to any employee from the amount payable as of the date of the Base Balance Sheet, or (ii) introduce or change any pension or profit sharing plan or any other employee benefit arrangement.
          (k) Employees. Each Seller shall use reasonable commercial efforts to retain and keep available the services of each of its present employees, representatives, and agents. No Seller shall hire any employees, except in the ordinary course of business and consistent with past practice, or adopt any employee benefit plan or arrangement for the benefit of employees. No Seller shall enter into any employment agreement with any of its employees that may not be canceled by it without penalty upon notice not exceeding 30 days.
          (l) Right of Inspection. Each Seller shall make available to Buyer and its representatives for inspection at all reasonable times and upon reasonable notice all of the assets, properties, facilities, and agreements (including all documents of any description evidencing any right or obligation of such Seller) and the books, records, accounts, and financial statements of such Seller as they shall reasonably request and allow Buyer and its representatives the right to make whatever copies of such materials they require (at Buyer’s expense), and each Seller shall permit Buyer and its independent accountants to audit or make such audit tests respecting the accounts of such Seller as Buyer or those accountants consider appropriate.
          (m) Confidentiality. No Seller shall reveal, orally or in writing, to any person, other than Buyer and Designated Subsidiary and their representatives, any of the business procedures or practices followed by it in the conduct of its business or any other information of a confidential nature.
          (n) Consents and Approvals. Each Seller shall use reasonable commercial efforts to obtain all consents and approvals of other persons and governmental authorities necessary to the performance by it of the transactions contemplated by this Agreement. Each Seller shall make or cause to be made all filings, applications, statements, and reports to all federal, state, and local government agencies and entities that are required to be made prior to the Closing Date by or on behalf of such Seller pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement and necessary to the continued conduct of the business of such Seller in the current manner. Sellers shall pay [***] percent of the HSR filing fee provided that the [***] Buyer and Sellers.

     5.2. Further Covenants of Sellers. Each Seller further agrees, unless Buyer otherwise agrees in writing, subsequent to the Closing:
          (a) Maintenance of Existence. Each Seller shall maintain its corporate existence and remain in good standing at least two years following the Closing Date.
          (b) Change of Name. Within five business days after the Closing, each Seller shall deliver to Buyer a certified copy of the Amendment to Seller’s Articles of Incorporation reflecting the change of name referenced in Section 7.2(j).
          (c) Timely Filing of Tax Returns. After the Closing Date, Sellers shall timely file all federal, state, and local corporate and income tax returns.
          (d) Dividends. Nothing in this Agreement shall limit the ability or right of any Seller to declare or pay dividends to its shareholders subsequent to the Closing, and Buyer hereby acknowledges such.
     5.3. Covenants of Buyer. Buyer agrees that, unless Sellers otherwise agree in writing and except as set forth in the Buyer Disclosure Schedule or contemplated by this Agreement, at all times between the date of this Agreement through the Closing:
          (a) Consents and Approvals. Buyer shall use reasonable commercial efforts to obtain all necessary consents and approvals of other persons and governmental authorities to the performance by Buyer and its subsidiaries of the transactions contemplated by this Agreement. Buyer shall make or cause to be made all filings, applications, statements, and reports to all federal and state government agencies and entities that are required to be made prior to the Closing Date by or on behalf of Buyer or its subsidiaries pursuant to any statute, rule, or regulation in connection with the transactions contemplated by this Agreement. Buyer shall pay 50 percent of the HSR filing fee.
          (b) Excluded Assets. Should Buyer come into possession after the Closing of any Excluded Assets, such as amounts payable pursuant to Section 1.3(b), Buyer shall promptly transfer possession of such Excluded Assets to Sellers’ Parent.
          (c) Offer of Employment. Subject to the standard hiring practices of Buyer’s Parent, Buyer shall offer employment to substantially all employees of each Seller and LRC at their current locations with salary and benefits substantially equivalent to what they are currently receiving.
     5.4. No Solicitation. Unless and until this Agreement shall have been terminated pursuant to Section 8, neither any Seller nor Sellers’ Parent, nor any of their respective officers, directors, affiliates, representatives, or agents shall do any of the following:
          (a) directly or indirectly, encourage, solicit, or initiate discussions or negotiations with, any corporation, partnership, person, or other entity or group (other than Buyer, its affiliates, employees, representatives, and advisors) concerning any merger, sale of assets, sale of shares of capital stock, tender offer, or similar transaction involving any Seller; or

          (b) disclose, directly or indirectly, any non-public information to any corporation, partnership, person, or other entity or group (other than to Buyer, its affiliates, employees, representatives, or agents) concerning the business and assets of any Seller, or afford to any such party access to the books or records of any Seller, or otherwise assist or encourage any such party in connection with any of the foregoing.
     5.5. Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement agree to use reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable commercial efforts to obtain all necessary, proper, or advisable permits, consents, authorizations, requests, and approvals of third parties and governmental authorities. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement (including providing any information in any way related to the assets to be purchased pursuant to this Agreement), the proper officers and directors of each party to this Agreement shall take all such action.
     5.6. Public Announcements. Buyer and Sellers shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law on the advice of counsel or by any listing agreement with any national securities exchange.
SECTION VI.
CONDITIONS PRECEDENT TO OBLIGATIONS
     6.1. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are, at the option of Buyer, subject to the satisfaction of the following conditions on or before the Closing Date:
          (a) Accuracy of Representations and Warranties. The representations and warranties of each Seller and Sellers’ Parent herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.
          (b) Performance of Agreements. Each Seller and Sellers’ Parent shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by them on or prior to the Closing Date and shall have delivered all documents, instruments, and materials required by Section 7.2.
          (c) Corporate Approvals. All necessary corporate action on the part of the directors and shareholders of each Seller and Sellers’ Parent approving this Agreement and approving the transactions contemplated hereby shall have been duly and validly taken.

          (d) No Material Adverse Change. There shall be no material adverse change in the business, assets, properties, operating results, or financial condition of Sellers and the Watercraft Business taken as a whole.
          (e) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and would, in the reasonable judgment of Buyer, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.
          (f) Delivery of Documents. All other documents required to be delivered by any Seller or Sellers’ Parent on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.
          (g) Closing Certificate of Seller and Sellers’ Parent. Buyer and Designated Subsidiary shall have received from each Seller a closing certificate executed by such Seller and Sellers’ Parent, dated the date of the Closing Date (“Closing Certificate of Sellers and Sellers’ Parent”), certifying that all representations and warranties of each Seller and Sellers’ Parent, respectively, set forth in this Agreement are true, complete, and correct in all material respects on and as of the Closing Date as if made at that time, and that each Seller and Sellers’ Parent have performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by them at or before the Closing Date.
          (h) Environmental Reports. Buyer, at its expense, shall have received reports, in form and content satisfactory to Buyer, in the exercise of Buyer’s reasonable discretion, from Buyer’s independent environmental consultants and its legal counsel, concerning the real properties used in the business of any Seller, which reports shall be based, in part, on the results of environmental site assessments that Buyer and Sellers shall have caused to be completed prior to the Closing Date on all such real properties, the cost and expense of which shall be paid for by Buyer (the “Environmental Reports”).
          (i) Title Reports; Surveys. Buyer shall have received title reports, in form and content reasonably satisfactory to Buyer, for the Real Estate (the “Title Reports”) with the costs thereof to be paid in accordance with the Real Estate Purchase and Sale Agreements as defined below. Title Insurer (as defined in the Real Estate Purchase and Sale Agreements) shall be unconditionally and irrevocably committed to issue to Buyer at the Closing one or more extended coverage owner’s title insurance policies (together with such title endorsements as Buyer may reasonably request) relative to the Real Estate, subject only to those matters approved or deemed approved by Buyer. No matter shown on or omitted from any Survey (as defined in the Real Estate Purchase and Sale Agreements) could reasonably be expected to have a material adverse effect on the Real Estate or on the Watercraft Business (to be determined in Buyer’s reasonable judgment).

          (j) Real Estate Purchase and Sale Agreements. The applicable Sellers shall have entered into and shall have consummated the purchase and sale contemplated by those certain Purchase and Sale Agreements with respect to the Real Estate in substantially the form of Exhibit A (the “Real Estate Purchase and Sale Agreements”).
          (k) Leases. Seller or Sellers’ Parent, as applicable, shall have entered into a lease substantially in the form of Exhibit B for each of the premises identified on Schedule 6.1(k) (the “Leases”).
          (l) Consents. All consents, approvals, and estoppel letters of each Seller’s lenders, landlords, and other persons whose consent or approval is required in order for Buyer to conduct the Watercraft Business as currently being conducted shall have been obtained and, to the extent licenses, authorities or permits held by such Seller are not assignable or transferable, Buyer shall have either obtained licenses, authorities, and permits on substantially the same terms as such licenses, authorities, and permits were originally issued to such Seller, or Buyer shall have obtained binding commitments from the applicable persons to issue such licenses, authorities, and permits to Buyer following the Closing Date.
          (m) Tax Clearance Certificate. Buyer shall have received a certificate from the applicable taxing authorities to the effect that each Seller has filed, or is on extension to file, all sales tax returns and has paid all sales taxes, penalties and interest, if any, due with respect thereto (the “Tax Clearance Certificate”).
          (n) Termination of HSR Act Waiting Periods. Any and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other applicable federal and state laws, rules, and regulations with respect to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
          (o) Consent of Brunswick Corporation. Buyer shall have obtained necessary consents (including the consents of the Sea Ray and Meridian divisions with respect to the transfer of the dealership), approval, and estoppel letters from Brunswick Corporation (the “Brunswick Consent”).
     6.2. Conditions Precedent to the Obligations of Sellers and Sellers’ Parent. The obligations of Sellers and Sellers’ Parent under this Agreement are, at the option of Sellers and Sellers’ Parent, subject to the satisfaction of the following conditions on or before the Closing Date:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except as affected by transactions contemplated hereby.
          (b) Performance of Agreements. Buyer and Designated Subsidiary shall have in all material respects performed all obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed and complied with by

Buyer and Designated Subsidiary on or prior to the Closing Date and shall have delivered all consideration, documents, instruments, and other materials required by Section 7.3.
          (c) Corporate Approval. All necessary corporate action on the part of the directors of Buyer and Designated Subsidiary approving this Agreement and approving the transactions contemplated hereby shall have been taken, and Buyer’s and Designated Subsidiary’s stockholders shall have approved this Agreement and the transactions contemplated hereby as required by applicable law.
          (d) Litigation. No action or proceeding by any governmental agency shall have been instituted or threatened that would enjoin, restrain, or prohibit, or might result in substantial damages in respect of, this Agreement or the consummation of the transactions contemplated by this Agreement and would, in the reasonable judgment of Sellers, make it inadvisable to consummate such transactions, and no court order shall have been entered in any action or proceeding instituted by any other party that enjoins, restrains, or prohibits this Agreement or consummation of the transactions contemplated by this Agreement.
          (e) Delivery of Documents. All other documents, required to be delivered by Buyer and Designated Subsidiary on or prior to the Closing Date shall be delivered or shall be tendered by the Closing Date.
          (f) Closing Certificates of Buyer. Sellers shall have received from Buyer, Buyer’s Parent, and each Designated Subsidiary a certificate executed by a duly authorized officer of Buyer dated the date of the Closing Date (collectively “Closing Certificate of Buyer”), certifying that all representations and warranties of Buyer set forth in this Agreement are true, complete, and correct in all material respects on and as of the Closing Date as if made at that time and that Buyer has performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.
          (g) Real Estate Purchase and Sale Agreement. Buyer or Designated Subsidiary shall have entered into the Real Estate Purchase and Sale Agreements, which shall be consummated contemporaneously with the Closing.
          (h) Leases. Buyer or Designated Subsidiary shall have entered into the Leases.
          (i) Termination of HSR Waiting Periods. Any and all applicable waiting periods under the HSR Act and other applicable federal and state laws, rules, and regulations with respect to the transactions contemplated by this Agreement shall have expired or shall have been terminated.
          (j) Missouri Resale Certificate. Buyer shall provide Sellers with a Missouri Resale Certificate regarding the Inventory.
          (k) Phase II Environmental Reports. The Phase II Environmental Reports referred to in Section 7.4(g) and cost estimates for any required remediation as provided in Section 7.4(g) shall each have been provided to Sellers.

SECTION VII.
THE CLOSING
     7.1. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Sellers, 5027 Lake Port Drive, Osage Beach, Missouri, 65065, on January 17, 2006 at 10:00 a.m., local time, or at such other date, time, and place as may be agreed upon by Buyer and Sellers, which date is sometimes herein called the “Closing Date.”
     7.2. Deliveries by Sellers and Sellers’ Parent. At the Closing, Sellers and Sellers’ Parent shall deliver the following:
          (a) Instruments of Conveyance. Such deeds, bills of sale, instruments of assignment, and other instruments and documents as may be necessary to convey to Buyer or Designated Subsidiary title to the Purchased Assets, including, without limitation, a bill of sale and assignment agreement (the “Bill of Sale and Assignment Agreement”).
          (b) Closing Certificate of Sellers and Sellers’ Parent. The Closing Certificate of the Sellers and Sellers’ Parent.
          (c) Secretary’s Certificate. The certificate of the Secretary of each Seller certifying to the resolutions constituting all necessary corporate action by the Board of Directors and by the shareholders of such Seller to authorize the consummation of the transactions provided for herein.
          (d) Books and Records. All of the books, records, and files of each Seller, excepting only corporate minute books, stock books or records, and employee and tax records.
          (e) Environmental Reports. The Environmental Reports.
          (f) Real Estate Purchase and Sale Agreements. The Real Estate Purchase and Sale Agreements.
          (g) The Leases. The Leases.
          (h) Tax Clearance Certificates. The Tax Clearance Certificates.
          (i) Consents and Estoppel Letters. All written consents, approvals, and estoppel letters of all parties whose consent is necessary to the continued effectiveness and validity of, or otherwise reasonably requested by Buyer or Designated Subsidiary in connection with the assignment of, or alternate arrangements reasonably satisfactory to Buyer and Designated Subsidiary with respect to, any Business Contract, lease, license, permit, agreement, indenture, or other instrument, that is to be a Purchased Asset, or which may be necessary or required in order to permit Buyer or Designated Subsidiary to conduct the business and operations of Sellers after the Closing in all material respects the same as Sellers conducted the Watercraft Business prior to the Closing, and written evidence of other consents and approvals of the transactions contemplated hereby.

          (j) Change of Name. Documents and instruments amending each Seller’s Articles of Incorporation changing such Seller’s name to another name that is not deceptively similar to “Port Arrowhead,” or “Lake Port” or any deviations thereof.
          (k) Good Standing Certificates. Certificates of good standing of Seller, issued not earlier than seven days prior to the Closing Date by the Secretary of the state of Missouri or Oklahoma, as appropriate, and by the Secretary of State of each state in which Seller is qualified to transact business.
          (l) The Brunswick Consent. The Brunswick Consent.
     All assignments, consents, certificates, and other documents delivered by any Seller shall be in form reasonably satisfactory to counsel for Buyer.
     7.3. Deliveries by Buyer or Designated Subsidiary. At the Closing, Buyer or Designated Subsidiary shall deliver the following:
          (a) Assumption of Liabilities. One or more assumptions of liabilities necessary to assume the obligations and liabilities being assumed hereunder.
          (b) Purchase Price. Payment of the purchase price provided for in Section 3.1.
          (c) Repayment of Assumed Inventory Floorplan. Evidence of payment of the Assumed Inventory Floorplan set forth in Schedule 2.1(b) hereto.
          (d) Closing Certificate of Buyer. The Closing Certificate of Buyer.
          (e) Secretary’s Certificate. The Certificate of the Secretary or an Assistant Secretary of Buyer certifying to the resolutions constituting all necessary corporate action by the Board of Directors of Buyer and Designated Subsidiary to authorize the consummation of the transactions provided for herein.
          (f) Consents and Approvals. Any written evidence of all consents and approvals of the transactions contemplated hereby required to be obtained by Buyer.
          (g) The Leases. The Leases.
          (h) Real Estate Purchase and Sale Agreements. The Real Estate Purchase and Sale Agreements.
          (i) The Bills of Sale and Assignment Agreement. The Bills of Sale and Assignment Agreement.
          (j) Easement. An easement to use the entrance road relating to Parcel B, subject to the responsibility of Sellers to pay 50% of the maintenance costs.

    All certificates and other documents delivered by Buyer or Designated Subsidiary shall be in form reasonably satisfactory to counsel for Sellers.
     7.4. Obligations of All Parties.
          (a) Third-Party Claims. The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties subsequent to the Closing Date that are not subject to the indemnification provisions contained in Article X of this Agreement.
          (b) Further Assurances. The parties shall execute such further documents and perform such further acts as may be necessary to consummate the transactions contemplated herein on the terms herein contained and to otherwise comply with the terms of this Agreement. In addition, Buyer shall cooperate and support Sellers’ administrative efforts to close its books and records and defend and/or prosecute claims or litigation regarding the Watercraft Business that have been excluded from the purchase and sale contemplated by this Agreement. Such cooperation shall include, but not be limited to, Buyer providing access to its computer systems, accounting records, and personnel for a period of one year following the Closing Date or for such other period as set forth in this Agreement.
          (c) Purchased Assets and Assumed Liabilities. The parties recognize that the listing of Purchased Assets may not be complete and that such listing does not constitute any independent representations or warranties. As a result, the parties will cooperate with each other in order to consummate this Agreement as reasonably contemplated by the parties, it being understood, however, that no liability not specifically listed as an Assumed Liability will become an Assumed Liability if assuming such liability would result in a breach of any representation or warranty of any Seller.
          (d) Payment of Disputed Sums. The parties recognize that certain liabilities described in Section 1 may, depending upon certain factors, be an Assumed Liability in accordance with Section 2.1 or be an Excluded Liability in accordance with Section 2.2. The parties also recognize the importance of the prompt discharge of the Excluded Liabilities to Buyer’s and Designated Subsidiary’s future conduct of the Watercraft Business and recognize that Buyer or Designated Subsidiary may be called upon to discharge Excluded Liabilities in connection with its conduct of the Watercraft Business following the Closing Date. Accordingly, it is understood that, in the conduct of the Watercraft Business, Buyer or Designated Subsidiary may (but shall not be obligated to) discharge certain liabilities that may in fact constitute an Excluded Liability with respect to which there is not a good faith dispute between a Seller and the party to which the Excluded Liability is owed as to such Seller’s liability therefor. In such event, Buyer or Designated Subsidiary shall give such Seller notice of the liability or obligation discharged by Buyer or Designated Subsidiary pursuant to this subsection and, notwithstanding anything in this Agreement to the contrary, such Seller or Sellers’ Parent, upon request of Buyer or Designated Subsidiary, shall promptly reimburse Buyer or Designated Subsidiary for the amount thereof, provided that such Seller or Sellers’ Parent can assert any good faith defense against Buyer that it could have asserted against the third party.

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          (e) Risk of Loss. Sellers shall bear all risks of loss resulting from hurricanes, floods, fires, and similar events or other casualties (“Perils”) until the Closing Date, but shall retain all rights to insurance proceeds with respect thereto, except as otherwise provided in subparagraph "(b)” of this paragraph. In the event of damage or destruction of any of the Purchased Assets prior to the Closing, Sellers shall promptly notify Buyer in writing of such event. If a material portion of the Purchased Assets are destroyed or damaged by one or more Perils before the Closing, then Buyer may either (a) terminate this Agreement or (b) consummate this Agreement in which case Sellers shall assign and transfer to Buyer all of Sellers’ right, title, and interest in and to Sellers’ insurance proceeds, and pay to Buyer an amount equal to the sum of any insurance proceeds paid to Sellers as a result of such destruction or damage and any deductible amounts associated with Sellers’ insurance coverage, which shall constitute Buyer’s exclusive remedy. If, before the Closing, any of the Real Estate is damaged or destroyed and if Buyer consummates the transaction contemplated by this Agreement, Sellers shall assign and transfer to Buyer all of Sellers’ right, title, and interest in and to Sellers’ insurance proceeds and pay to Buyer an amount equal to the sum of any insurance proceeds paid to Sellers as a result of such destruction or damage and any deductible amounts associated with Sellers’ insurance coverage.
          (f) Condemnation. In the event any of the Real Estate is condemned or taken (or threatened to be taken) by exercise of the power of eminent domain, or in the event of the institution of proceedings therefor prior to the Closing, Sellers shall promptly notify Buyer in writing of such event. If before the Closing all or a material portion of the Real Estate is taken by condemnation or eminent domain, or is the subject of a pending or threatened taking that has not been consummated, then Buyer may either (a) terminate this Agreement, or (b) consummate this Agreement, in which case Sellers shall assign and transfer to Buyer all of Sellers’ right, title, and interest in and to the applicable condemnation award and proceeds, and pay to Buyer an amount equal to the sum of any condemnation award or proceeds paid to Sellers as a result of such condemnation, which shall constitute Buyer’s exclusive remedy. If, before the Closing, any of the Real Estate is taken by condemnation or eminent domain, or is the subject of a pending or threatened taking that has not been consummated and if Buyer consummates the transaction contemplated by this Agreement, Sellers shall assign and transfer to Buyer all of Sellers’ right, title, and interest in and to the applicable condemnation award and proceeds, and pay to Buyer an amount equal to the sum of any condemnation award or proceeds paid to Sellers as a result of such condemnation.
          (g) Certain Environmental Matters. To the extent that the Phase II Environmental Reports received after the date of this Agreement and prior to the Closing on the property at 4543 Highway 54, Osage Beach Missouri indicate that any remedial measures are required by any Environmental Laws in the judgment of either Buyer or Sellers, then notwithstanding anything to the contrary in this Agreement, Sellers shall bear the first $100,000 of the costs therefor; Sellers [***] the next $400,000 of the costs of any such remedial measures; and Sellers shall bear any costs between $500,000 and $5,000,000 without any adjustments pursuant to Section 10.4.

SECTION VIII.
WAIVER, MODIFICATION, ABANDONMENT
     8.1. Waivers. The failure of any Seller or Sellers’ Parent to comply with any of their obligations, agreements, or conditions as set forth in this Agreement may be waived expressly in writing by Buyer. The failure of Buyer or Designated Subsidiary to comply with any of its obligations, agreements, or conditions as set forth in this Agreement may be waived expressly in writing by Sellers.
     8.2. Modification. This Agreement may be modified at any time in any respect by the mutual consent of all of the parties. Any such modification may be approved for any party by its Board of Directors, without further approval of its shareholders, except that amount of consideration to be paid for the Purchased Assets may not be decreased (except as provided herein) without the consent of the shareholders of Sellers given by the same vote as is required under applicable state law for approval of this Agreement.
     8.3. Abandonment. The transactions contemplated by this Agreement may be abandoned on or before the Closing Date, notwithstanding approval of this Agreement by the shareholders of Sellers:
          (a) By the mutual agreement of the Boards of Directors of Buyer and each Seller, or
          (b) By the Board of Directors of Buyer, if any of the conditions provided in Section 6.1 shall not have been satisfied, complied with, or performed in any material respect by the Closing Date, and Buyer shall not have waived such failure of satisfaction, noncompliance, or nonperformance, or
          (c) By the Board of Directors of each Seller, if any of the conditions provided in Section 6.2 shall not have been satisfied, complied with, or performed in any material respect by the Closing Date, and Sellers shall not have waived such failure of satisfaction, noncompliance, or nonperformance, or
          (d) At the option of Buyer or Sellers, if there shall have been instituted and be pending or threatened any legal proceeding before any court or governmental agency seeking to restrain or prohibit or to obtain damages in respect of this Agreement or the consummation of the transactions contemplated by this Agreement, or if any order restraining or prohibiting the transactions contemplated by this Agreement shall have been issued by any court or governmental agency and shall be in effect.
     In the event of any termination pursuant to this Section 8.3 (other than pursuant to subparagraph (a) hereof) written notice setting forth the reasons thereof shall forthwith be given by Sellers if they are the terminating party, to Buyer, or by Buyer, if Buyer is the terminating party, to Sellers. This Agreement shall terminate automatically if the Closing Date shall not have occurred on or before January 31, 2006 (subject to extension as specified herein), or such later date as shall have been agreed to by the parties hereto under Section 8.2.

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     8.4. Effect of Abandonment. Subject to the provisions of Section 5.4 and subject to the Confidentiality Agreement, if the transactions contemplated by this Agreement are abandoned as provided for in this Section, (a) this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement or to the directors, officers, representatives, and agents of any such party, except as expressly provided herein; (b) Buyer, each Seller, Sellers’ Parent, and Key Persons shall each pay such party’s own fees and expenses incident to the negotiation, preparation, and execution of this Agreement and the obtaining of the necessary approvals thereof, including fees and expenses of such party’s counsel, accountants, investment bankers, and other experts; and (c) Sellers and Buyer (and their representatives) shall return to the other all copies of books, records, documents, or other papers given by Seller or Buyer (or their representatives) to the other (or their representatives). Notwithstanding anything herein to the contrary, the obligations set forth in the Confidentiality Agreement shall survive any abandonment or termination of this Agreement.
     8.5. Right to Damages. If this Agreement is terminated, no party hereto shall have any liability or obligation to the others; provided, however, that each party hereto shall remain liable for any breach of any of that party’s representations and warranties or the terms of this Agreement, or any willful failure by the party to perform any of his, her, or its obligations or agreements contained or referenced in this Agreement, and Buyer and Buyer’s Parent on the one hand, if one or more of them are the breaching party, and Sellers and Sellers’ Parent on the other hand, if one or more of them are the breaching party, shall be liable for $1,000,000 to the other plus all of the other’s out-of-pocket costs and expenses incurred in connection with the negotiations, due diligence reviews, and preparation of the term sheet, this Agreement, and all of the other documents related to this transaction, and those costs and expenses that are incurred by the other in pursuing such rights and remedies, including reasonable attorneys’ fees.
SECTION IX.
NON-COMPETITION
     9.1. Non-competition. Because of the importance of Cecil Van Tuyl, Larry Van Tuyl, and Larry Shields (collectively “Key Persons”) to the development and operation of the business of Seller, as well as their knowledge of and reputation in Sellers’ industry, Buyer is unwilling to enter into and perform this Agreement unless each Seller, Sellers’ Parent, and each Key Person all enter into the non-competition agreement contained in this Section 9. To induce Buyer to enter into this Agreement and in consideration of [***] carried in the MarineMax [***] at an amount equal to [***], and for the benefit of Buyer, MarineMax, and Designated Subsidiary, each Seller and Sellers’ Parent, jointly and severally, and each Key Person, severally and not jointly, agree as follows:
     9.2. Duration and Extent of Restriction. None of any Seller, Sellers’ Parent, or any Key Person shall, for a period ending five years after the Closing Date, engage in a business that sells, rents, brokers, provides storage for, or leases boating products or services (including, without limitation, the sale or brokerage of new or used boats and the sale of marine parts and accessories) within a 200 mile radius of any location where MarineMax, Buyer, or any of their affiliates, conducts business but does not include [***], or the related sale of fuel, sale of [***], and operation of a standard

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[***]. The term “engage in” shall include, but shall not be limited to, activities, whether direct or indirect, as proprietor, partner, shareholder, landlord, principal, agent, employee, consultant or lender; provided, however, that the ownership of not more than 5% in the aggregate by Sellers and Key Persons of the stock of a publicly held corporation shall not be included in such term.
     9.3. Restrictions with Respect to Customers and Employees. In furtherance of, and without in any way limiting the restriction in Section 9.2, for the period specified in Section 9.2, none of any Seller, Sellers’ Parent or any Key Person shall, directly or indirectly,
          (a) request any past, present, or future customers of any Seller to curtail or cancel their business with MarineMax, Buyer, or any of their affiliates;
          (b) disclose the identity of any past, present, or future customers of any Seller, MarineMax, Buyer, or any subsidiary or affiliate of MarineMax or Buyer to any other person, firm, or entity;
          (c) solicit, canvas, or accept, or authorize any other person to solicit, canvas, or accept, from any past, present, or future customers of any Seller, Buyer, MarineMax, or any subsidiary or affiliate of Buyer or MarineMax, any business for any other person, firm, or entity engaged in a business the same as, similar to, or in general competition with the business of Seller or its subsidiaries being conducted within the territorial limits described in Section 9.2; or
          (d) induce or attempt to influence any employee of any Seller, MarineMax, Buyer, or any affiliate or subsidiary of Buyer or MarineMax to terminate such employee’s employment.
As used in this Section 9.3 “future customer” shall mean a customer with whom business will have been transacted between the date hereof and the end of the term specified in Section 9.2.
     9.4. Remedies for Breach. Each Seller, Sellers’ Parent, and each Key Person acknowledge that the restrictions contained in this Section 9, in view of the nature of the business in which Sellers are engaged, are reasonable and necessary to protect the legitimate interests of Buyer, MarineMax, Designated Subsidiary, and their subsidiaries and other affiliated entities and that any violation of these restrictions would result in irreparable injury to Buyer, MarineMax, Designated Subsidiary, and their subsidiaries and other affiliated entities. Each Seller, Sellers’ Parent, and each Key Person agrees that, in the event of a violation of any of such restrictions, Buyer, MarineMax and Designated Subsidiary shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer, MarineMax, or Designated Subsidiary may be entitled. In the event of a violation, the period of non-competition referred to in Section 9.2 shall be extended by a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

SECTION X.
INDEMNIFICATION
10.1. Indemnification by Sellers and Sellers’ Parent.
          (a) General. Each Seller and Sellers’ Parent (sometimes “Seller Indemnitors”), jointly and severally covenant and agree to defend, indemnify, and hold Buyer, Designated Subsidiary, MarineMax and each of their respective officers, directors, shareholders, controlling persons, affiliates, employees, and agents (each a “Buyer Indemnitee”) harmless for, from, and against, and will pay to the Buyer Indemnities, the amount (as incurred) of any and all damages, losses, liabilities, fines, penalties, costs, and expenses, including, without limitation, reasonable counsel fees, costs, and expenses, (collectively “Losses”) (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action), whether or not involving a third-party claim, that any Buyer Indemnitee may suffer or incur by reason of (i) the inaccuracy of any of the representations or warranties of any Seller or Sellers’ Parent contained in this Agreement, or any certificates delivered in connection with this Agreement; (ii) the failure of any Seller or Sellers’ Parent to comply with, or the breach, or the default by any Seller or Sellers’ Parent of, any of the covenants, warranties, or agreements made by any Seller or Sellers’ Parent contained in this Agreement, or any of the agreements or certificates delivered in connection with this Agreement; or (iii) any of the Excluded Liabilities. In the event an indemnity is paid by any Seller or Sellers’ Parent to Buyer, such payment shall be treated as a reduction of the base purchase price.
          (b) Bulk Sales Matters. Each Seller and Sellers’ Parent, jointly and severally, covenant and agree to defend, indemnify, and hold each Buyer Indemnitee harmless for, from, and against any and all Losses) incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action that Buyer may suffer or incur by reason of any liability or obligation of any Seller, of whatsoever nature and type, with respect to or arising under any applicable Bulk Sales Act.
     10.2. Indemnification by Buyer and Buyer’s Parent. Buyer and Buyer’s Parent (sometimes “Buyer Indemnitors”) covenant and agree to defend, indemnify, and hold each Seller and Sellers’ Parent harmless for, from, and against, and will pay to Sellers and Sellers’ Parent the amount (as incurred) of, any and all Losses (including those incurred in the investigation, defense, or settlement with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action, or cause of action) or diminution of value, whether or not involving a third-party claim, that Sellers or Sellers’ Parent may directly or indirectly suffer or incur by reason of (a) the inaccuracy of any of the representations or warranties of Buyer contained in this Agreement or any of the agreements, certificates, documents, exhibits, or schedules delivered in connection with this Agreement; or (b) the failure to comply with, or the breach or the default by Buyer, Buyer’s Parent, or Designated Subsidiary, of any of the covenants, warranties, or agreements made by Buyer in this Agreement or any agreements or certificates delivered in connection with this Agreement; or (c) any Assumed Liability. Buyer shall have no obligation to defend, indemnify, and hold each Seller or Sellers’ Parent or harmless

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pursuant to this Section 10.2 with respect to any liability that is an Excluded Liability set forth in Section 2.2.
     10.3. Notice and Right to Defend Third-Party Claims. Promptly upon receipt of notice of any claim, demand, or assessment or the commencement of any suit, action, or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the “Indemnitee”) shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action, the party from whom indemnification is sought (the “Indemnitor”). In case any claim, demand, or assessment shall be asserted, or suit, action, or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor’s expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct, or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed. The Indemnitor shall have the right to settle or compromise monetary claims without the consent of Indemnitee; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor’s intent so to assume the defense, conduct, settlement, or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct, or settlement of such action while the Indemnitor is diligently defending, conducting, settling, or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action, or proceeding and shall make Indemnitor’s counsel available to the Indemnitee, at the Indemnitor’s expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books, and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books, and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor’s expense, to defend, conduct, settle, or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.
     10.4. Limitations Related to Indemnity. Notwithstanding the foregoing, and except as provided below, (a) an Indemnitee shall not be entitled to indemnification pursuant to this Section 10 for breaches of representations or warranties until the total amount of all Losses actually incurred by such Indemnitee for which it shall be entitled to indemnification under this Section 10 for breaches of representations and warranties, but for this provision, exceeds 1% of the base purchase price (the “Threshold Amount”); provided, however, that once such amount exceeds the Threshold Amount, such Indemnitee shall be entitled to indemnification for the total amount for which indemnification may be owing, and (b) in no event will the aggregate indemnification by Sellers Indemnitors or Buyer Indemnitors, as the case may be, [***] exceed [***] of the base purchase price for breach of any [***] representations and warranties or indemnities less any other indemnification previously made by

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the Indemnitor under this Article X.. Any claims for indemnification under this Article X must be made within [***] from the Closing Date.
     10.5. Further Limitations. Notwithstanding anything contained in this Agreement to the contrary, except for the representations and warranties contained in this Agreement, neither Sellers, Sellers’ Parent, nor any other person is making any other express or implied representation or warranty with respect to Sellers, the Watercraft Business, the Purchased Assets, the Assumed Liabilities, or the transactions contemplated by this Agreement, and each of Seller and Sellers’ Parent disclaims any other representations or warranties, whether made by any Seller or its affiliates, officers, directors, employees, agents, or representatives, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY AND ANY IMPLIED WARRANTY OF FITNESS. Any claims Buyer may have for breach of representation or warranty must be based solely on the representations and warranties set forth in this Agreement. In furtherance of the foregoing, except for the representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement, Buyer acknowledges and agrees that neither Seller, any affiliates or any other person will have or be subject to any liability to Buyer or any other person for, and each Seller hereby disclaims all liability and responsibility for, any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or any of Buyer’s representatives, including any other document or information in any form provided to Buyer or Buyer’s representatives in connection with the sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the transactions contemplated hereby (including any opinion, information, projection, or advice that may have been or may be provided to Buyer or Buyer’s Representatives by any of Seller’s Representatives). BUYER HEREBY ACKNOWLEDGES THAT, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN SECTIONS 4.1 AND 4.2, THE PURCHASED ASSETS ARE BEING PURCHASED [***].
     10.6. Exclusive Remedy. Sellers and Buyer acknowledge and agree that the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement (or in any other instrument, document, or agreement executed by Sellers or Buyer or entered into in connection with the transactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase and Sale Agreements) or any covenant or agreement to be performed hereunder (or under any other instrument, document, or agreement executed by Sellers or Buyer or entered into in connection with the transactions contemplated by this Agreement, including, without limitation, the Real Estate Purchase and Sale Agreements) will be indemnification in accordance with this Article; provided, however, that for the matters addressed in Section 7.4(g), that section shall be the sole and exclusive remedies with respect to those matters. In furtherance of the foregoing, Sellers and Buyer hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims, and causes of action (including rights of contributions, if any) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any law (including any Environmental Laws), common law, or otherwise.

     10.7. Records Retention. For a period of seven years after the Closing Date, each party and its representatives will have reasonable access to all of the books and records relating to the Watercraft Business or the Purchased Assets in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Watercraft Business and the Purchased Assets. Such access will be afforded by the party in possession of such books and records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (i) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its affiliates, (ii) no party will be required to take any action which would constitute a waiver of the attorney-client privilege, and (iii) no party need supply the other party with any information which such party is under a contractual or other legal obligation not to supply. The party exercising the right of access hereunder will be solely responsible for any costs or expenses incurred by it pursuant to this Section. If the party in possession of such books and records desires to dispose of any such books and records prior to the expiration of such seven-year period, such party will, prior to such disposition, give the other party a reasonable opportunity at such other party’s expense to segregate and take possession of such books and records as such other party may select.
SECTION XI.
GENERAL
     11.1. Indemnity Against Finders. Each party hereto shall indemnify and hold the other parties harmless against any claim for finders’ fees based on alleged retention of a finder by it.
     11.2. Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of Delaware, notwithstanding any Delaware or other conflict-of-law provisions to the contrary.
     11.3. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received when delivered against receipt, 12 hours after being sent by facsimile or e-mail, or 72 hours after being sent by registered or certified mail, postage prepaid, as set forth below:

If to Buyer:

18167 U.S. 19 North, Suite 499
Clearwater, Florida 33605
Attention: William H. McGill Jr.
Phone: (727) 531-1700
Fax: (727) 531-0123
E-mail: bill.m@marinemax.com

with a copy given in the manner
prescribed above, to:

Greenberg Traurig, LLP
2375 East Camelback Road
Suite 700
Phoenix, Arizona 85016
Attention: Robert S. Kant, Esq.
Phone: (602) 445-8302
Fax: (602) 445-8100
E-mail: kantr@gtlaw.com

If to Sellers or Sellers’ Parent:

Van Enterprises, Inc.
8500 Shawnee Mission Parkway
Shawnee Mission, Kansas 16201
Attention: Robert Holcomb
Phone: (913) 895-0218
Fax: (913) 789-1039
E-mail: bholcomb@vtaig.com

with a copy given in the manner
prescribed above, to:

Van Enterprises, Inc.
8500 Shawnee Mission Parkway
Shawnee Mission, Kansas 66201
Attention: Robert W. Schuller, Esq.
Phone: (913) 895-0519
Fax: (913) 789-1039
E-mail: bschuller@vtaig.com
     Any party may alter the address to which communications or copies are to be sent by giving notice to such other parties of change of address in conformity with the provisions of this paragraph for the giving of notice.
     11.4. Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign, delegate, or transfer such party’s rights or obligations under this Agreement (other than as provided for herein) without the prior written consent of the other parties hereto. Any assignment, delegation, or transfer made in violation of this Section 11.4 shall be null and void.
     11.5. Entire Agreement. All Schedules and Exhibits referenced in this Agreement are attached to and form part of this Agreement. This Agreement and the Schedules and Exhibits hereto contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, representations, warranties, inducements, or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.
     11.6. Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of this Agreement shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.
     11.7. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
     11.8. Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
     11.9. Survival of Representations and Warranties. The representations or warranties made in or pursuant to Section 4 shall survive the Closing for a period of 12 months.
     11.10. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and this Agreement may be executed by facsimile.
     11.11. Subsidiaries. For purposes of this Agreement, all references to a subsidiary or subsidiaries of Seller or Buyer shall mean any corporation, partnership or limited liability company in which Seller or Buyer, as the case may be, owns a majority interest or otherwise controls.
     11.12. Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement or any related agreements or because of an alleged dispute, breach, default, or misrepresentation in connection with any provision of this Agreement or any related document, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
     11.13. Third-Party Beneficiary. MarineMax shall at all times be and remain an express third-party beneficiary under this Agreement and all documents, instruments, and agreements made and entered into pursuant hereto.
     11.14. Assignability. At any time hereafter, Buyer may assign all or part of its rights under this Agreement to MarineMax and any of its affiliates, and MarineMax and any of its affiliates (as applicable) shall receive and enjoy the benefits of all of each Seller’s and Sellers’ Parent’ obligations hereunder with respect to the rights so assigned.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MARINEMAX OF MISSOURI, INC.

By:

PORT ARROWHEAD MARINA, INC.

By:

LAKE PORT MARINA, INC.

By:

PORT ARROWHEAD, INC.

By:

LAKEWOOD RESORT CORPORATION

By:

VAN ENTERPRISES, INC.

By:

Cecil Van Tuyl

Larry Van Tuyl

Larry Shields

KEY PERSONS

MARINEMAX, INC.

By:

Asset Purchase Agreement List of Schedules

Schedule	Title	Description
Schedule 1.2	Base Balance Sheet
Schedule 1.2(a)	Inventory	List of boats, motors, trailers, parts, accessories, and work-in-process
Schedule 1.2(b)	Equipment	List of motor vehicles, furniture, fixtures, mechanism equipment, and tools.
Schedule 1.2(d)	Business Contracts	A complete, accurate, and executed copy of each business contract that Sellers reasonably believe will be in effect on Closing Date and including any other Business Contracts transferable by Sellers.
Schedule 1.2(e)	Intellectual Property	Complete and correct list of all the Intellectual Property owned or used by any Seller, attaching copies of all such business and marketing plans, license agreements, product formulas, copyrighted materials, trademarks and trade names and patents and all applications used in the conduct of or relating to the business conducted by any Seller.
Schedule 1.2(f)	Customer and Supplier List	All previous and existing customers and suppliers of any Seller and their last know business address.
Schedule 1.2(g)	Licenses and Permits	Complete list of all of each Seller’s licenses, permits, franchises, certificates, consents, approvals and authorizations that are issued, applied for or pending used in the conduct of any Seller’s business, attached with copies of all such licenses or permits.
Schedule 1.2(j)	Leased Personalty	Complete list of all Leased Personalty and copies of all lease agreements from the leasehold interest created by all leases or personal property constituting any part of the Purchase Assets or used in Seller’s business.
Schedule 1.2(m)	Customer Deposits and Prepaid Enterprises	List of all customer deposits and prepaid expenses.
Schedule 1.2(n)	Trade Accounts Receivable	Amount of each receivable and the name and mailing address of the obligator.
Schedule 1.2(o)	Real Estate	Descriptions of all real properties to be purchased.
Schedule 1.2(p)	Leasehold Interests	Complete list of any Seller’s leasehold interests as tenant or otherwise.
Schedule 2.1(b)	Assumed Inventory Floorplan	Amounts payable and identity of creditors.

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Schedule	Title	Description
Schedule 2.1(c)	Customer Deposits	Description of customer deposits.
Schedule 2.1(d)	Assumed Trade Accounts Payable	Description of Assumed Trade Accounts Payable.
Schedule 2.1(e)	Assumed Accrued Expenses
Schedule 2.1(f)	Assumed Unearned Income
Schedule 4.1(a)	Qualifications	Jurisdictions in which each Seller is qualified to do business.
Schedule 4.1(c)	Options, Warrants, and Rights
Schedule 4.1(h)	Mortgages or Leases	Complete list of the location, physical description, basis of occupancy, ownership and terms of any mortgages or leases with respect to all properties used in the conduct of each Seller’s business.
Schedule 4.1(p)	Storage Tanks on Owned or Leased Property	Complete list of all above ground and underground storage tanks, vessels and related equipment and containers that are or have been used by any Seller or are located on property owned, leased or operated by any Seller.
Schedule 4.1(q)	Employee Benefit Matters and Copies of Pension Plans, Welfare Plans, and Employment Benefit Plans Applicable to Seller	List of all salaries, expenses and personal benefits paid to or accrued for all directors, officers and principle shareholders of any Seller as of the date of this Agreement, attaching complete copies of each pension plan, welfare plan and employment and benefit plan applicable to any Seller and related trust agreements or annuity contracts, Internal Revenue Service determination letters and summary plan descriptions.
Schedule 4.1(r)	Insurance Policies	Identifying issuer coverage, premiums, named insureds, deductibles, and expiration date of all policies of fire liability and other forms of insurance that currently are or at any time in the past five years have been maintained in force by Seller or any of its subsidiaries.
Schedule 6.1(h)	Closing Certificate of Sellers and Sellers’ Parent	Certificate executed by the chairman and secretary of Seller and a certificate of Sellers’ Parent, dated as of the Closing Date certifying the items set forth in Section 6.1(h).
Scheduled 6.1(i)	Leases
Schedule 6.1(o)	Tax Clearance Certificates
Schedule 6.2(h)	Closing Certificate of Buyer	Certificate executed by a duly authorized

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Schedule	Title	Description
officer of Buyer and Designated Subsidiary, dated as of the Closing Date, certifying the items set forth in Section 6.2(h).
Schedule 7.2(c)	Secretary’s Certificate	The Certificate as the Secretary of each Seller certifying to the resolutions constituting all necessary corporate action by the Board of Directors and by the Shareholders of Seller to authorize the transactions.
Schedule 7.2(d)	Books and Records	All of the books, records and files of Seller and its subsidiaries.
Schedule 7.2(e)	Environmental Reports
Schedule 7.2(h)	Tax Clearance Certification
Schedule 7.2(i)	Consents and Estoppel Letters	All written consents, approvals, and estoppel letters of all parties whose consent is necessary to assign or permit Buyer to conduct the business and operations of each Seller after the Closing.
Schedule 7.2(k)	Good Standing Certificates	Certificates of Good Standing of each Seller, issued not earlier than seven days prior to the closing date by the Secretary of State of each state in which such Seller is qualified to transact business.
Schedule 7.3(c)	Closing Certificate	Closing Certificate of Buyer
Schedule 7.3(d)	Secretary’s Certificate	The Certificate of the Secretary of Buyer certifying to the resolutions constituting all necessary corporate action by the Board of Directors of Buyer and its Designated Subsidiary to authorize the consummation of the transactions.

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